Exhibit 99.1

NEWS RELEASE

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES APPOINTMENT OF JAMES D. HOFFMAN AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

LOS ANGELES—February 29, 2016—Reliance Steel & Aluminum Co. (NYSE: RS) today announced that James D. Hoffman has been promoted to the position of Executive Vice President and Chief Operating Officer, effective immediately.  As Executive Vice President and Chief Operating Officer, Mr. Hoffman’s responsibilities will be expanded to include all of Reliance’s operating businesses.  Mr. Hoffman will continue to report to Gregg J. Mollins, Reliance’s President and Chief Executive Officer.

As part of the Company’s succession planning process, Mr. Hoffman was promoted from Senior Vice President, Operations to Executive Vice President, Operations in May 2015, maintaining primary responsibility for the Company’s carbon steel and alloy operations, including the energy, auto and non-residential construction industries.   Mr. Hoffman joined Reliance as Senior Vice President, Operations in 2008, after serving as Executive Vice President and Chief Operating Officer of Reliance’s subsidiary, Earle M. Jorgensen Company, from April 2006 to September 2008.  He was appointed Executive Vice President of Earle M. Jorgensen Company in 2006, having been a Vice President since 1996.

Announcing the appointment, Mr. Mollins said, “We are very pleased to announce Jim’s promotion to the position of Chief Operating Officer at Reliance.  As COO, Jim will oversee operations throughout the Company and draw upon his more than 35 years of operational experience to drive operational excellence.  We are fortunate to have Jim on our team and his promotion to Executive Vice President and Chief Operating Officer recognizes the many contributions he has made to our Company.”

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Communications

(310) 829-5400